Exhibit 23.4

January 18, 2017

PPDAI Group Inc.

Building 1, No. 356 Guoshoujing Road

Pudong New District, Shanghai 201203

The People’s Republic of China

Re: Consent of iResearch

Ladies and Gentlemen,

We understand that PPDAI Group Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name, data and statements from our research report and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research report titled Research Report on Internet Lending Industry in China (the “Report”), and any subsequent amendments to the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, and (v) in institutional and retail road shows, other activities and publicity materials in connection with the Proposed IPO and investor relations management following the Proposed IPO.

We further hereby consent to the naming of our company as an expert in the Registration Statement and any amendments thereto and the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Shanghai iResearch Co., Ltd., China

/s/ GAO PENG PING
Name: GAO PENG PING
Title: Senior Account Manager